Cova Financial Life Insurance Company
                            4100 Newport Place Drive
                         Newport Beach, California 92662



CHARITABLE REMAINDER TRUST ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Issue Date shown on the Contract Data Page.

The Contract is amended in the following manner:

1. The last sentence of the first paragraph of the Annuity Date section is deleted and replaced by the following:

     "The Annuity Date may not be later than the first day of the calendar month following the Annuitant's 100th birthday."

2. The first sentence in the second paragraph of the Withdrawals section is deleted and replaced with the following:

     "Each partial withdrawal, unless for the payment of charitable remainder trust administration fees, must be for an amount which is not less than $500.00 or, if smaller, the remaining Withdrawal Value."

3.   The following sentence is added to the Waiver of Withdrawal Charge section:

     "A withdrawal for the payment of charitable remainder trust administration fees may be made once during the first Contract Year free from the Withdrawal Charge."

All other terms and conditions of the Contract remain unchanged.

Cova Financial Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



CC-4214 (4/99)